Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Jill Marvin jimarvin@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS FISCAL 2024 SECOND QUARTER RESULTS

Net Sales Decreased 7% and Diluted EPS Declined to $.87

Organic Net Sales1 Decreased 8% and Adjusted Diluted EPS Declined to $.88

Delivered Organic Net Sales, as Expected, and Exceeded Adjusted Diluted EPS Outlook

Revising FY24 Outlook to Narrow Net Sales Range and Lower Adjusted Diluted EPS for Tax,
while Reaffirming Operating Profitability

Further Expands Its Profit Recovery Plan with the Announcement of a Restructuring Program

New York, February 5, 2024 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $4.28 billion for its second quarter ended December 31, 2023, a decline of 7% from $4.62 billion in the prior-year period. Organic net sales fell 8%, reflecting the expected challenges in Asia travel retail as well as ongoing softness in overall prestige beauty in mainland China. The decrease also reflects a 1% headwind due to business disruptions in Israel and other parts of the Middle East. Partially offsetting these pressures, organic net sales grew in several markets in Asia/Pacific and Europe, the Middle East & Africa, as well as in nearly every market in Latin America.

The Company reported net earnings of $313 million, compared with net earnings of $394 million in the prior-year period. The Company’s reported effective tax rate was 37.6% in the quarter, compared to 25.4% in the prior-year period. The increase in rate reflects a higher effective tax rate on the Company’s foreign operations, due to the change in the Company’s geographical mix of earnings for fiscal 2024 as well as the unfavorable impact from previously issued share-based compensation. Diluted net earnings per common share was $.87, compared with $1.09 reported in the prior-year period. Excluding restructuring and other charges and adjustments as detailed on page 2, adjusted diluted net earnings per common share declined to $.88. The fiscal 2024 second quarter impact of business disruptions in Israel and other parts of the Middle East was $.02 dilutive to net earnings per common share.

Fabrizio Freda, President and Chief Executive Officer said, “For the second quarter of fiscal 2024, we delivered our organic sales outlook and exceeded expectations for profitability. The Ordinary and La Mer in Skin Care, Clinique in Makeup, and Le Labo and Jo Malone London in Fragrance performed strongly. Many developed and emerging markets around the world continued to grow organically and at retail. While mainland China and Asia travel retail declined, our retail sales trended ahead of organic sales, and these businesses are poised to return to organic sales growth in the second half.
1Organic net sales represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures; as well as the impact from foreign currency translation. The Company believes that the Non-GAAP measure of organic net sales growth provides year-over-year sales comparisons on a consistent basis. See page 2 for reconciliations to GAAP.

Freda emphasized, “We made progress in the first half across several strategic priorities, including reducing inventory in the trade of Asia travel retail, improving working capital, realizing higher levels of net pricing, and managing expenses with discipline. We are, encouragingly, at an inflection point. In the second half of fiscal 2024, we are positioned to return to strong organic sales growth and expand our profitability from the first half. Moreover, today we have announced that we are further expanding our Profit Recovery Plan, which benefits fiscal years 2025 and 2026, to include a restructuring program. We believe this now-larger plan will better position the Company to restore stronger, and more sustainable, profitability while also supporting sales growth acceleration and increasing agility and speed-to-market.”

Fiscal 2024 Second Quarter Results
Reported net sales decreased 7%, including royalty revenue from the fiscal 2023 fourth quarter acquisition of the TOM FORD brand and the impact from foreign currency translation.

Reconciliation between GAAP and Non-GAAP Net Sales Growth (Unaudited)

Three Months Ended December 31, 2023(1)
As Reported - GAAP	(7.4)%
Impact of royalty revenue from the acquisition of the TOM FORD brand	(0.4)
Impact of foreign currency translation	(0.2)
Returns associated with restructuring and other activities	—
Organic, Non-GAAP	(7.9)%

(1)Percentages are calculated on an individual basis

Adjusted diluted net earnings per common share excludes restructuring and other charges and adjustments as detailed in the following table.

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings Per Share (“EPS”) (Unaudited)

	Three Months Ended
	December 31
	2023	2022	Growth
As Reported EPS - GAAP	$.87	$1.09	(20)%

Non-GAAP
Restructuring and other charges	.02	.02
Change in fair value of acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	(.01)	(.01)
Other intangible asset impairments	—	.44
Adjusted EPS - Non-GAAP	$.88	$1.54	(43)%
Impact of foreign currency translation on earnings per share	.01
Adjusted Constant Currency EPS - Non-GAAP	$.89	$1.54	(42)%

Total reported operating income was $574 million, a 3% increase from $556 million in the prior-year period. In constant currency, adjusted operating income decreased 24%, primarily reflecting lower net sales and excludes the following items:

•Fiscal 2024 second quarter: $3 million restructuring and other charges and adjustments.
•Fiscal 2023 second quarter: $207 million of other intangible asset impairments related to Dr.Jart+, Too Faced and Smashbox, combined, as well as $5 million of restructuring and other charges and adjustments.
•The unfavorable impact of foreign currency translation of $9 million.

During the fiscal 2024 second quarter, the Company identified and corrected prior-period misclassifications of net sales and operating income between certain of its product categories. As a result, product category net sales and operating income have been adjusted from the amounts previously reported for the three and six months ended December 31, 2022 for comparability purposes. Presentation of product category net sales and operating income for three and nine months ended March 31, 2023, and fiscal years ended June 30, 2023 and 2022, will also be adjusted to reflect the misclassifications arising in those periods for comparability purposes within the prospective filings. The misclassifications had no impact on the current-period or prior-period consolidated statements of earnings, consolidated statements of comprehensive income, consolidated balance sheets, or the consolidated statements of cash flows, and the Company determined that the impact on its current-period and previously issued financial statements for the respective periods was not material. See the Quarterly Earnings section of the Company’s website for supplemental information relating to the impacts of these misclassifications.

Results by Product Category (Unaudited)

	Three Months Ended December 31
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2023	2022	Reported Basis	Impact of Royalty Revenue from the Acquisition of the TOM FORD Brand	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2023	2022	Reported Basis
Skin Care	$2,173	$2,427	(10)%	—%	—%	(10)%	$415	$433	(4)%
Makeup	1,167	1,263	(8)	—	—	(8)	30	(24)	100+
Fragrance	737	734	—	—	—	—	131	153	(14)
Hair Care	173	183	(5)	—	(1)	(6)	(3)	4	(100+)
Other	30	14	100+	(100+)	—	7	9	(1)	100+
Subtotal	$4,280	$4,621	(7)%	—%	—%	(8)%	$582	$565	3%
Returns/charges associated with restructuring and other activities	(1)	(1)					(8)	(9)
Total	$4,279	$4,620	(7)%	—%	—%	(8)%	$574	$556	3%
Non-GAAP Adjustments to As Reported Operating Income:
Returns/charges associated with restructuring and other activities							8	9
Skin Care - Changes in fair value of acquisition-related stock options							(5)	(4)
Skin Care - Other intangible asset impairments							—	100
Makeup - Other intangible asset impairments							—	107
Adjusted Operating Income - Non-GAAP							$577	$768	(25)%
(1)Percentages are calculated on an individual basis. Refer to the Reconciliation between GAAP and Non-GAAP Net Sales Growth on page 2 for additional detail on the organic impacts to reported net sales.

The product category net sales commentary below reflects organic performance, which excludes the positive impacts reflected in the preceding table.

Skin Care
•Skin Care net sales declined 10%, reflecting a decrease in the Company’s Asia travel retail business primarily due to the ongoing actions by the Company and its retailers to reset retailer inventory levels, including the response to changes in government and retailer policies in the second half of fiscal 2023 related to unstructured market activity, and lower conversion of travelers to consumers. The decline also reflected the impacts from the ongoing softness in overall prestige beauty in mainland China, including lower sales during the 11.11 Global Shopping Festival.
◦Net sales from Estée Lauder, Clinique and Origins declined, primarily reflecting the aforementioned challenges in Asia travel retail and mainland China. Estée Lauder net sales increased double digits in The Americas, reflecting growth from the Advanced Night Repair product franchise, including the fiscal 2024 launches of Advanced Night Repair Rescue Solution with Bifidus Ferment and Advanced Night Cleansing Balm, and the recent launch of the Nutritious line of products.
These declines were partially offset by:
◦Double-digit net sales growth from The Ordinary, globally and across all geographic regions, reflected continued strength from hero products, successful innovation, such as the Soothing & Barrier Support Serum, and strong holiday demand.
◦Net sales increases from La Mer in every geographic region, benefiting from hero product franchises and commercial activations globally, including for holiday.
◦Double-digit net sales growth from M·A·C was fueled by the successful launch of the Hyper Real franchise line of products.
•Skin Care operating income decreased, primarily reflecting the decline in net sales, partially offset by the prior-year period other intangible asset impairment of $100 million relating to Dr.Jart+ and disciplined expense management.

Makeup
•Makeup net sales declined 8%, primarily reflecting challenges in the Company’s Asia travel retail business previously discussed.
◦M·A·C net sales decreased, primarily due to the phasing out of select products in preparation for new product launches and a benefit in the prior-year period as a result of changes to M·A·C’s take back loyalty program, globally, as well as the challenges in Asia travel retail. Partially offsetting these pressures, net sales increased double digits in Latin America and several markets in Asia/Pacific, benefiting from new product innovation, such as the fiscal 2024 Studio Radiance Foundation and Locked Kiss Ink 24HR Lipcolour.
◦Net sales from Estée Lauder decreased, primarily due to the challenges in Asia travel retail.
◦These declines were partially offset by strong double-digit net sales growth from Clinique, benefiting from broad-based growth in the lip, face and eye subcategories and owing to both continued success of hero products and new product innovation.
•Makeup operating results increased, primarily reflecting the prior-year period other intangible asset impairments relating to Too Faced and Smashbox, combined, of $107 million and disciplined expense management, partially offset by the decrease in net sales.

Fragrance
•Fragrance net sales were flat, as increases from luxury brands Le Labo and Jo Malone London were offset by a decline from Estée Lauder.

◦Net sales from Le Labo grew strong double digits, primarily due to robust consumer demand for the brand’s hero product franchises, such as Santal 33 and Another 13, its City Exclusives collection and strong holiday performance. In Asia/Pacific, net sales more than doubled, benefiting from targeted expanded consumer reach, including in mainland China, Thailand and Malaysia.
◦Jo Malone London net sales increased, owing to compelling holiday offerings and social media activations. Net sales in The Americas grew double digits, benefiting from the Cologne Intense collection, and grew high-single-digits in Asia/Pacific, primarily driven by continued success of the English Pear & Freesia product franchise.
◦Estée Lauder net sales declined, primarily due to the timing of holiday shipments compared to the prior-year period.
•Fragrance operating income declined, primarily driven by strategic investments to support growth, including for holiday.

Hair Care
•Hair Care net sales decreased 6%, primarily driven by Aveda reflecting softness in North America.
•Hair Care operating results decreased, primarily driven by the decline in net sales.

Results by Geographic Region (Unaudited)

	Three Months Ended December 31
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2023	2022	Reported Basis	Impact of Royalty Revenue from the Acquisition of the TOM FORD Brand	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2023	2022	Reported Basis
The Americas	$1,242	$1,235	1%	(1)%	—%	(1)%	$(55)	$(85)	35%
Europe, the Middle East & Africa	1,589	1,816	(13)	—	(1)	(14)	379	409	(7)
Asia/Pacific	1,449	1,570	(8)	—	1	(7)	258	241	7
Subtotal	$4,280	$4,621	(7)%	—%	—%	(8)%	$582	$565	3%
Returns/charges associated with restructuring and other activities	(1)	(1)					(8)	(9)
Total	$4,279	$4,620	(7)%	—%	—%	(8)%	$574	$556	3%
Non-GAAP Adjustments to As Reported Operating Income:
Returns/charges associated with restructuring and other activities							8	9
The Americas - Changes in fair value of acquisition-related stock options							(5)	(4)
The Americas - Other intangible asset impairments							—	107
Asia/Pacific - Other intangible asset impairments							—	100
Adjusted Operating Income - Non-GAAP							$577	$768	(25)%
(1)Percentages are calculated on an individual basis. Refer to the Reconciliation between GAAP and Non-GAAP Net Sales Growth on page 2 for additional detail on the organic impacts to reported net sales.

The geographic region net sales commentary below reflects organic performance, which excludes the negative/(positive) impacts reflected in the preceding table.

The Americas
•Net sales decreased 1%, reflecting a decline in North America, partially offset by double-digit growth in Latin America.
◦Net sales in North America decreased low-single-digits, driven by the United States, primarily reflecting a benefit in the prior-year period due to M·A·C’s take back loyalty program and Aveda softness previously discussed. This was partially offset by double-digit growth from The Ordinary and Jo Malone London, fueling growth in Skin Care and Fragrance, respectively. The performance in North America also reflected double-digit growth in specialty-multi, which was more than offset by declines in other channels of distribution, primarily department stores.
◦In Latin America, net sales increased in nearly every country, led by the emerging markets of Brazil and Mexico, and across Makeup, Skin Care and Fragrance.
•Operating results in The Americas increased, primarily reflecting the prior-year period other intangible asset impairments of $107 million relating to Too Faced and Smashbox, combined, partially offset by $85 million of lower intercompany royalty income due to the decline in income from the Company’s travel retail business.

Europe, the Middle East & Africa
•Net sales declined 14%, primarily due to the Company’s Asia travel retail business and a 2% headwind from business disruptions in Israel and other parts of the Middle East.
◦Global travel retail net sales decreased double digits, primarily due to the ongoing actions by the Company and its retailers to reset retailer inventory levels, including the response to changes in government and retailer policies in the second half of fiscal 2023 related to unstructured market activity, and lower conversion of travelers to consumers. These actions and changes led to lower product shipments compared to the prior-year period.
◦In Europe, the Middle East & Africa, mixed performance by market led to flat growth.
•Operating income decreased, driven by the decline in net sales, partially offset by $85 million of lower intercompany royalty expense due to the decline in income from the Company’s travel retail business and lower cost of sales.

Asia/Pacific
•Net sales decreased 7%, driven by the impacts from ongoing challenges in mainland China, as previously discussed, partially offset by growth across several other markets, led by Hong Kong SAR.
◦In mainland China, the net sales declined primarily due to Skin Care and reflected lower sales and mixed performance during the 11.11 Global Shopping Festival (“11.11”). The Company’s 11.11 net sales growth on Douyin more than doubled, led by Estée Lauder and La Mer, and was more than offset by the net sales decline on Tmall. The decrease in Skin Care was partially offset by strong growth in Fragrance, driven by the launch of Le Labo in the fourth quarter of fiscal 2023 and double-digit growth from Jo Malone London and TOM FORD, and in Hair Care, due to Aveda.
◦Net sales in Hong Kong SAR increased strong double digits, benefiting from the reopening of borders and the corresponding resumption of travel leading to the return of brick-and-mortar traffic compared to the prior-year period.

•Operating income increased, driven by the prior-year period other intangible asset impairment of $100 million related to Dr.Jart+ and disciplined expense management, partially offset by the decrease in net sales.

Six-Months Results
•For the six months ended December 31, 2023, the Company reported net sales of $7.80 billion, a 9% decrease compared with $8.55 billion in the prior-year period. Organic net sales decreased 9%, primarily driven by Asia travel retail and mainland China.
•The Company’s reported effective tax rate was 36.3% for the six months ended December 31, 2023, compared to 23.9% in the prior-year period. The increase in rate reflects a higher effective tax rate on the Company’s foreign operations, due to the change in the Company’s geographical mix of earnings for fiscal 2024 as well as the unfavorable impact from previously issued share-based compensation.
•Net earnings were $344 million, and diluted net earnings per share was $.95. In the prior-year six months, the Company reported net earnings of $883 million and diluted net earnings per share of $2.45.
•During the six months ended December 31, 2023, the Company recorded restructuring and other charges and change in fair value of acquisition-related stock options, that, combined, resulted in an unfavorable impact of $13 million ($10 million less the portion attributable to redeemable noncontrolling interest and net of tax), equal to $.03 per diluted share, as detailed on page 15. The cybersecurity incident disclosed in July 2023 was dilutive to fiscal 2024 year-to-date net earnings per common share by $.07. The prior-year period results include restructuring and other charges, other intangible asset impairments, and change in fair value of acquisition-related stock options, that, combined, resulted in an unfavorable impact of $219 million ($167 million less the portion attributable to redeemable noncontrolling interest and net of tax), equal to $.46 per diluted share.
•Excluding restructuring and other charges and adjustments referred to in the previous bullet, adjusted diluted net earnings per common share for the six months ended December 31, 2023 was $.98, and declined 65% in constant currency. For the six months ended December 31, 2023, the unfavorable impact of foreign currency translation on adjusted diluted net earnings per common share was $.03.

Cash Flows
•For the six months ended December 31, 2023, net cash flows provided by operating activities were $937 million, compared with $751 million in the prior-year period. This increase reflects lower working capital, primarily due to the improvement in inventory, partially offset by lower earnings before taxes.
•Capital Expenditures increased to $527 million from $419 million in the prior-year period primarily due to timing of payments relating to the construction of the manufacturing facility in Japan.
•The Company ended the quarter with $3.94 billion in cash and cash equivalents and paid dividends of $0.47 billion.

Outlook for Fiscal 2024 Third Quarter and Full Year
The Company entered the second half of fiscal 2024 focused on re-establishing sustainable, profitable long-term growth across regions, product categories, brands and channels. For the full-year fiscal 2024 outlook, the Company is tightening its organic sales outlook range amid macroeconomic volatility in some areas around the world and both lowering and tightening its adjusted diluted net earnings per share range to reflect the anticipated increase in its global effective tax rate, primarily due to the expected geographical mix of earnings for fiscal 2024, partially offset by expected favorability from foreign currency translation. With these revisions, the Company is maintaining its adjusted full-year operating margin outlook.

The Company plans to continue to strategically invest in consumer-facing activities in areas to support recovery, share gains and long-term profitable growth. These investments include innovation, advertising, growth of its emerging markets and the completion of its first manufacturing facility in Asia, located in Japan, to support the development of the regionalization of the supply chain in the Asia/Pacific region.

Leveraging the progress the Company has made through the first half of fiscal 2024, its full year outlook reflects the following assumptions and expectations:
•A return to double-digit organic net sales growth in the second half of fiscal 2024.
•Following meaningful progress made during the first half of fiscal 2024, continued reduction of retailer inventory in Asia travel retail to achieve retailers’ target levels by the end of the fiscal 2024 third quarter.
•Clinique doubling down in Active Derma with new campaigns starting in the United States and the United Kingdom in the second half of fiscal 2024.
•An incremental in-period charge in cost of goods sold, which is pressuring gross margin in both the fiscal 2024 third quarter and for the full year.
•Stronger operating margin in the second half of fiscal 2024 compared to the first half, leveraging the return to organic net sales growth.
•Full year effective tax rate of approximately 35% largely due to the estimated geographical mix of earnings in fiscal 2024.
•Improvements in the Company’s inventory balance and days to sell for fiscal year 2024.
•Excludes the impacts from the remaining payment for DECIEM anticipated in May 2024 primarily related to net interest expense.

Fiscal 2025 and 2026 Profit Recovery Plan
Today, the Company announced it is further expanding its Profit Recovery Plan for fiscal years 2025 and 2026 to include a restructuring program. The now-larger overall plan is focused on rebuilding stronger, more sustainable profitability, supporting sales growth acceleration and increasing speed and agility. The plan is designed to improve gross margin, lower the cost base and reduce overhead expenses, while increasing investments in key consumer-facing activities. Upon completion of this plan, the Company expects to have improved its gross margin and expense base to drive greater operating leverage for the future.

The restructuring program will begin during the Company’s fiscal 2024 third quarter. Specific initiatives under this restructuring program are expected to be substantially completed by the end of fiscal 2026. The restructuring program’s main focus includes the reorganization and rightsizing of certain areas of the Company as well as simplification and acceleration of processes.

In connection with the restructuring program, at this time the Company estimates a net reduction in the range of approximately 3-5% of its positions as of June 30, 2023. This reduction takes into account the elimination of some positions as well as retraining and redeployment of certain employees in select areas.

Once fully implemented, the Company expects to take restructuring and other charges of between $500 million and $700 million, before taxes, consisting of employee-related costs, contract terminations, asset write-offs and other costs associated with implementing these initiatives. The program is expected to yield annual gross benefits of between $350 million and $500 million, before taxes, of which a portion is expected to be reinvested in consumer facing areas to drive sustainable, profitable growth.
The Company now expects to drive incremental operating profit through the initiatives in the Profit Recovery Plan of $1.1 billion to $1.4 billion, including net benefits from the restructuring program. This is an increase from the $800 million to $1 billion previously communicated. The plan is anticipated to enable the realization of nearly all of the expected benefits in fiscal years 2025 and 2026, more than half of which is expected to benefit fiscal 2025 operating profitability.

The Company remains optimistic about the long-term prospects and future growth opportunities in global prestige beauty. As part of this plan, the Company expects to increase its investments in the strong equity and desirability of its brands to drive sustainable growth, and believes it is well-positioned to drive better diversified growth across its portfolio.

The Company continues to monitor the effects of the global macro environment, including the risk of recession; currency volatility; inflationary pressures; supply chain challenges; social and political issues; regulatory matters, including the imposition of tariffs and sanctions; geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures on its cost base and is monitoring the impact on consumer preferences.

Third Quarter Fiscal 2024

Sales Outlook
•Reported net sales are forecasted to increase between 3% and 5% versus the prior-year period. Currency exchange rates are volatile and difficult to predict. Using December 29, 2023 spot rates for the third quarter of fiscal 2024, this range includes:
◦An unfavorable impact from foreign currency translation of 1%.
◦A 1% headwind due to the potential risks of further business disruptions in Israel and other parts of the Middle East.
•Organic net sales, which excludes returns associated with restructuring and other activities; non-comparable impacts from acquisitions, divestitures and brand closures; as well as the impact of foreign currency translation, are forecasted to increase between 4% to 6%.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $.35 and $.46.
◦Excluding restructuring and other charges, diluted net earnings per common share are projected to be between $.36 and $.46.
◦Assumes an incremental in-period charge in cost of goods sold.
◦The potential risks of further business disruptions in Israel and other parts of the Middle East are expected to have a dilutive impact to net earnings per share of $.03.

◦The net impact from the increase in the Company’s net interest expense and the decrease in its effective tax rate compared to the elevated rate in the prior-year period is expected to dilute net earnings per share by $.02.
•Adjusted diluted net earnings per common share are expected to range between a decrease of (18%) and an increase of 3% on a constant currency basis.
◦Currency exchange rates are volatile and difficult to predict. Using December 29, 2023 spot rates for the third quarter of fiscal 2024, the foreign currency translation impact equates to about $.03 of dilution to net earnings per share.

Full Year Fiscal 2024

Sales Outlook
•Reported and Organic net sales are forecasted to range between a decrease of 1% to an increase of 1% versus the prior-year period.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $2.04 and $2.20. Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $2.08 and $2.23.
◦The combined impact from the increases in the Company’s net interest expense and effective tax rate is expected to dilute net earnings per share by $.53.
◦Assumes an incremental in-period charge in cost of goods sold in the fiscal 2024 third quarter.
◦The potential risks of further business disruptions in Israel and other parts of the Middle East are expected to have a dilutive impact to net earnings per share of $.08.
•Adjusted diluted net earnings per common share are expected to decrease between 38% and 34% on a constant currency basis.
◦Currency exchange rates are volatile and difficult to predict. Using December 29, 2023 spot rates for fiscal 2024, the foreign currency translation impact equates to about $.07 of dilution to earnings per share.

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)

	Three Months Ending	Twelve Months Ending
	March 31, 2024(F)	June 30, 2024(F)
As Reported - GAAP	3% - 5%	(1%) - 1%
Impact of royalty revenue from the acquisition of the TOM FORD brand	—	—
Impact of foreign currency translation	1	—
Returns associated with restructuring and other activities	—	—
Organic, Non-GAAP	4% - 6%	(1%) - 1%
(F)Represents forecast

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings Per Share (“EPS”) (Unaudited)

	Three Months Ending			Twelve Months Ending
	March 31			June 30
	2024(F)	2023	Growth	2024(F)	2023	Growth
Forecasted/As Reported EPS - GAAP	$0.35 - $0.46	$.43	(19%) - 6%	$2.04 - $2.20	$2.79	(27%) - (21%)

Non-GAAP
Restructuring and other charges	.00 - .01	.04		.02 - .03	.18
Change in fair value of acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	—	—		.01	.05
Other intangible asset impairments	—	—		—	.44
Forecasted/Adjusted EPS - Non-GAAP	$0.36 - $0.46	$.47	(24%) - (3%)	$2.08 - $2.23	$3.46	(40%) - (36%)
Impact of foreign currency translation	.03			.07
Forecasted/Adjusted Constant Currency EPS - Non-GAAP	$0.39 - $0.49	$.47	(18%) - 3%	$2.15 - $2.30	$3.46	(38%) - (34%)
(F)Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, February 5, 2024 to discuss its results. The dial-in number for the call is 877-883-0383 in the U.S. or 412-902-6506 internationally (conference ID number: 9476045). The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address the Company’s expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, the Company’s long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, actual results may differ materially from the Company’s expectations.

Factors that could cause actual results to differ from expectations include, without limitation:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and the Company’s inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in timing or scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to where and how they shop;

(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, supply chain challenges, inflation, or increased energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)impacts attributable to the COVID-19 pandemic, including disruptions to the Company’s global business;
(12)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(13)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(14)changes in product mix to products which are less profitable;
(15)the Company’s ability to acquire, develop or implement new information technology, including operational technology and websites, on a timely basis and within the Company’s cost estimates; to maintain continuous operations of its new and existing information technology; and to secure the data and other information that may be stored in such technologies or other systems or media;
(16)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(17)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(18)the timing and impact of acquisitions, investments and divestitures; and
(19)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2023.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products, and is a steward of luxury and prestige brands globally. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M·A·C, La Mer, Bobbi Brown Cosmetics, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, and the DECIEM family of brands, including The Ordinary and NIOD.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)

	Three Months Ended December 31		Percentage Change	Six Months Ended December 31		Percentage Change
($ in millions, except per share data)	2023	2022		2023	2022
Net sales(A)	$4,279	$4,620	(7)%	$7,797	$8,550	(9)%
Cost of sales(A)	1,154	1,219	(5)	2,224	2,242	(1)
Gross profit	3,125	3,401	(8)	5,573	6,308	(12)
Gross margin	73.0%	73.6%		71.5%	73.8%

Operating expenses
Selling, general and administrative(B)	2,544	2,630	(3)	4,893	4,874	—
Restructuring and other charges(A)	7	8	(13)	8	10	(20)
Impairment of other intangible assets(C)	—	207	(100)	—	207	(100)
Total operating expenses	2,551	2,845	(10)	4,901	5,091	(4)
Operating expense margin	59.6%	61.6%		62.9%	59.5%

Operating income	574	556	3	672	1,217	(45)
Operating income margin	13.4%	12.0%		8.6%	14.2%

Interest expense	98	52	88	193	98	97
Interest income and investment income, net	40	26	54	81	41	98
Other components of net periodic benefit cost	(3)	(2)	(50)	(5)	(5)	—
Earnings before income taxes	519	532	(2)	565	1,165	(52)
Provision for income taxes	195	135	44	205	278	(26)
Net earnings	324	397	(18)	360	887	(59)
Net earnings attributable to redeemable noncontrolling interest	(11)	(3)	(100+)	(16)	(4)	(100+)
Net earnings attributable to The Estée Lauder Companies Inc.	$313	$394	(21)%	$344	$883	(61)%

Net earnings attributable to The Estée Lauder Companies Inc. per common share
Basic	$.87	$1.10	(21)%	$0.96	$2.47	(61)%
Diluted	$.87	$1.09	(20)%	$0.95	$2.45	(61)%

Weighted-average common shares outstanding
Basic	358.7	357.7		358.6	357.8
Diluted	360.0	360.4		360.3	360.9

(A)The Company approved specific initiatives under the Post-COVID Business Acceleration Program (the “PCBA Program”) through fiscal 2022 and has substantially completed those initiatives through fiscal 2023. Additional information about the PCBA Program is included in the notes to consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023.

(B)For the three and six months ended December 31, 2023, the Company recorded $(5) million ($(4) million, less the portion attributable to redeemable noncontrolling interest and net of tax) and $3 million ($2 million, less the portion attributable to redeemable noncontrolling interest and net of tax), respectively, of expense (income) related to the change in fair value of acquisition-related stock options related to DECIEM, and recorded $(4) million ($(4) million, less the portion attributable to redeemable noncontrolling interest and net of tax), and $(3) million ($(3) million, less the portion attributable to redeemable noncontrolling interest and net of tax) of income for the three and six months ended December 31, 2022, respectively.

(C)During the fiscal 2023 second quarter, given the lower-than-expected results in the overall business, the Company revised the internal forecasts relating to its Smashbox reporting unit. The Company concluded that the changes in circumstances in the reporting unit triggered the need for an interim impairment review of its trademark intangible asset. The remaining carrying value of the trademark intangible asset was not recoverable and the Company recorded an impairment charge of $21 million reducing the carrying value to zero.

During the fiscal 2023 second quarter, the Dr.Jart+ reporting unit experienced lower-than-expected growth within key geographic regions and channels that continue to be impacted by the spread of COVID-19 variants, resurgence in cases, and the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the financial performance of the reporting unit. In addition, due to macro-economic factors, Dr.Jart+ has experienced lower-than-expected growth within key geographic regions. The Too Faced reporting unit experienced lower-than-expected results in key geographic regions and channels coupled with delays in future international expansion to areas that continue to be impacted by COVID-19. As a result, the Company revised the internal forecasts relating to its Dr.Jart+ and Too Faced reporting units. Additionally, there were increases in the weighted average cost of capital for both reporting units as compared to the prior year annual goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2022.

The Company concluded that the changes in circumstances in the reporting units, along with increases in the weighted average cost of capital, triggered the need for interim impairment reviews of their trademarks and goodwill. These changes in circumstances were also an indicator that the carrying amounts of Dr.Jart+’s and Too Faced’s long-lived assets, including customer lists, may not be recoverable. Accordingly, the Company performed interim impairment tests for the trademarks and a recoverability test for the long-lived assets as of November 30, 2022. The Company concluded that the carrying value of the trademark intangible assets exceeded their estimated fair values, which were determined utilizing the relief-from-royalty method to determine discounted projected future cash flows and recorded an impairment charge of $100 million for Dr.Jart+ and $86 million for Too Faced. The Company concluded that the carrying amounts of the long-lived assets were recoverable. After adjusting the carrying values of the trademarks, the Company completed interim quantitative impairment tests for goodwill. As the estimated fair value of the Dr.Jart+ and Too Faced reporting units were in excess of their carrying values, the Company concluded that the carrying amounts of the goodwill were recoverable and did not record a goodwill impairment charge related to these reporting units. The fair values of these reporting units were based upon an equal weighting of the income and market approaches, utilizing estimated cash flows and a terminal value, discounted at a rate of return that reflects the relative risk of the cash flows, as well as valuation multiples derived from comparable publicly traded companies that are applied to operating performance of the reporting units. The significant assumptions used in these approaches include revenue growth rates and profit margins, terminal values, weighted average cost of capital used to discount future cash flows and royalty rates for trademarks. The most significant unobservable input used to estimate the fair values of the Dr.Jart+ and Too Faced trademark intangible assets was the weighted average cost of capital, which was 11% and 13%, respectively.

For the three and six months ended December 31, 2022, other intangible asset impairment charges were $207 million ($159 million, net of tax), with an impact of $.44 per common share.

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments (Unaudited)

	Three Months Ended December 31, 2023
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
PCBA Program	$1	$—	$5	$2	$8	$6	$.02
Change in fair value of acquisition-related stock options	—	—	—	(5)	(5)	(4)	(.01)
Total	$1	$—	$5	$(3)	$3	$2	$.01

	Six Months Ended December 31, 2023
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
PCBA Program	$1	$1	$4	$4	$10	$8	$.02
Change in fair value of acquisition-related stock options	—	—	—	3	3	2.01
Total	$1	$1	$4	$7	$13	$10	$.03

	Three Months Ended December 31, 2022
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$—	$—	$1	$1	$1	$—
PCBA Program	1	—	4	3	8	6.02
Change in fair value of acquisition-related stock options	—	—	—	(4)	(4)	(4)	(.01)
Other intangible asset impairments	—	—	—	207	207	159.44
Total	$1	$—	$4	$207	$212	$162	$.45

	Six Months Ended December 31, 2022
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$—	$(2)	$3	$1	$1	$—
PCBA Program	6	(1)	6	3	14	10.03
Change in fair value of acquisition-related stock options	—	—	—	(3)	(3)	(3)	(.01)
Other intangible asset impairments	—	—	—	207	207	159.44
Total	$6	$(1)	$4	$210	$219	$167	$.46

Results by Product Category (Unaudited)

	Six Months Ended December 31
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2023	2022	Reported Basis	Impact of Royalty Revenue from the Acquisition of the TOM FORD Brand	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2023	2022	Reported Basis
Skin Care	$3,813	$4,539	(16)%	—%	—%	(16)%	$452	$969	(53)%
Makeup	2,229	2,320	(4)	—	—	(4)	(10)	(4)	(100+)
Fragrance	1,373	1,330	3	—	—	3	238	277	(14)
Hair Care	321	340	(6)	—	(1)	(6)	(25)	(8)	(100+)
Other	62	27	100+	(100+)	—	11	27	(2)	100+
Subtotal	$7,798	$8,556	(9)%	—%	—%	(9)%	$682	$1,232	(45)%
Returns/charges associated with restructuring and other activities	(1)	(6)					(10)	(15)
Total	$7,797	$8,550	(9)%	—%	—%	(9)%	$672	$1,217	(45)%
Non-GAAP Adjustments to As Reported Operating Income:
Returns/charges associated with restructuring and other activities							10	15
Skin Care - Changes in fair value of acquisition-related stock options							3	(3)
Skin Care - Other intangible asset impairments							—	100
Makeup - Other intangible asset impairments							—	107
Adjusted Operating Income - Non-GAAP							$685	$1,436	(52)%
(1)Percentages are calculated on an individual basis

Results by Geographic Region (Unaudited)

	Six Months Ended December 31
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2023	2022	Reported Basis	Impact of Royalty Revenue from the Acquisition of the TOM FORD Brand	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2023	2022	Reported Basis
The Americas	$2,450	$2,358	4%	(1)%	—%	3%	$(237)	$40	(100+%)
Europe, the Middle East & Africa	2,841	3,498	(19)	—	(1)	(20)	523	743	(30)
Asia/Pacific	2,507	2,700	(7)	—	2	(5)	396	449	(12)
Subtotal	$7,798	$8,556	(9)%	—%	—%	(9)%	$682	$1,232	(45)%
Returns/charges associated with restructuring and other activities	(1)	(6)					(10)	(15)
Total	$7,797	$8,550	(9)%	—%	—%	(9)%	$672	$1,217	(45)%
Non-GAAP Adjustments to As Reported Operating Income:
Returns/charges associated with restructuring and other activities							10	15
The Americas - Changes in fair value of acquisition-related stock options							3	(3)
The Americas - Other intangible asset impairments							—	107
Asia/Pacific - Other intangible asset impairments							—	100
Adjusted Operating Income - Non-GAAP							$685	$1,436	(52)%
(1)Percentages are calculated on an individual basis

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and adjustments, as well as organic net sales. Included herein are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period-to-period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period-to-period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented herein; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted net earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Three Months Ended December 31
	2023					2022			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$4,279	$1	$4,280	$(8)	$4,272	$4,620	$1	$4,621	(7)%	(8)%
Gross profit	3,125	1	3,126	(3)	3,123	3,401	1	3,402	(8)%	(8)%
Operating income	574	3	577	9	586	556	212	768	(25)%	(24)%
Diluted EPS	$.87	$.01	$.88	$.01	$.89	$1.09	$.45	$1.54	(43)%	(42)%

	Six Months Ended December 31
	2023					2022			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$7,797	$1	$7,798	$3	$7,801	$8,550	$6	$8,556	(9)%	(9)%
Gross profit	5,573	2	5,575	3	5,578	6,308	5	6,313	(12)%	(12)%
Operating income	672	13	685	15	700	1,217	219	1,436	(52)%	(51)%
Diluted EPS	$.95	$.03	$.98	$.03	$1.01	$2.45	$.46	$2.91	(66)%	(65)%

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	December 31, 2023	June 30, 2023	December 31, 2022
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$3,939	$4,029	$3,725
Accounts receivable, net	1,752	1,452	1,932
Inventory and promotional merchandise	2,603	2,979	3,069
Prepaid expenses and other current assets	621	679	641
Total current assets	8,915	9,139	9,367
Property, plant and equipment, net	3,220	3,179	2,908
Operating lease right-of-use assets	1,819	1,797	1,847
Other assets	9,329	9,300	6,609
Total assets	$23,283	$23,415	$20,731

LIABILITIES AND EQUITY

Current debt	$1,500	$997	$260
Accounts payable	1,252	1,670	1,507
Operating lease liabilities	366	357	349
Other accrued liabilities	3,456	3,216	3,539
Total current liabilities	6,574	6,240	5,655
Long-term debt	6,640	7,117	5,111
Long-term operating lease liabilities	1,695	1,698	1,757
Other noncurrent liabilities	1,812	1,943	1,487
Total noncurrent liabilities	10,147	10,758	8,355
Redeemable noncontrolling interest	850	832	819
Total equity	5,712	5,585	5,902
Total liabilities and equity	$23,283	$23,415	$20,731

SELECT CASH FLOW DATA (Unaudited)

	Six Months Ended December 31
($ in millions)	2023	2022
Net earnings	$360	$887
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	408	359
Deferred income taxes	(83)	(31)
Impairment of other intangible assets	—	207
Other items	174	192
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(279)	(295)
Decrease (increase) in inventory and promotional merchandise	405	(156)
Decrease in other assets, net	44	33
Decrease in accounts payable and other liabilities, net	(92)	(445)
Net cash flows provided by operating activities	$937	$751

Other Investing and Financing Sources (Uses):
Capital expenditures	$(527)	$(419)
Settlement of net investment hedges	(26)	138
Payments to acquire treasury stock	(33)	(257)
Dividends paid	(474)	(451)
Proceeds of current debt, net	780	244
Repayments of commercial paper (maturities after three months)	(785)	—
Repayments and redemptions of long-term debt, net	(5)	(258)

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